AMENDED AND RESTATED SCHEDULE A

THIS AMENDED SCHEDULE A, dated as of November 30th, 2009, is Schedule A to that certain Underwriting Agreement dated as of December 31, 2000, as amended (the “Agreement”), between PFPC Distributors, Inc. and Matthews International Funds.

SCHEDULE A IDENTIFICATION OF SERIES

Below are listed the series and classes of shares which services under this Agreement are to be performed as of the effective date of this Agreement.

Matthews Asia Pacific Fund
Matthews Asia Dividend Fund
Matthews Pacific Tiger Fund
Matthews Asian Growth and Income Fund
Matthews Asian Technology Fund
Matthews China Fund
Matthews India Fund
Matthews Japan Fund
Matthews Korea Fund
Matthews Asia Small Companies Fund
Matthews China Dividend Fund

This Schedule A may be amended from time to time by agreement of the parties.

PFPC DISTRIBUTORS, INC.

By:	/s/ Tom Deck

Name:	Tom Deck

Title:	President

MATTHEWS INTERNATIONAL FUNDS

By:	/s/ William J. Hackett

Name:	William J. Hackett

Title:	Chief Executive Officer